Exhibit 99.1

Spirit Airlines Announces Amendment to DIP Credit Agreement to Support Restructuring Progress

Flights, ticket sales and operations continue as usual

DANIA BEACH, Fla., Dec. 15, 2025 – Spirit Aviation Holdings, Inc., parent company of Spirit Airlines, LLC (“Spirit” or the “Company”), today announced it has reached an agreement with its senior secured noteholders to amend its debtor-in-possession (“DIP”) credit agreement. The amendment provides for the previously agreed third funding round of an incremental $100 million to be fulfilled today. $50 million (minus OID) is useable by Spirit immediately, and the use of the remaining amount is subject to previously agreed conditions that relate to further progress on a standalone plan of reorganization or a strategic transaction. Spirit is currently in active negotiations on each of these possibilities.

“We are grateful to our lenders for continuing to support Spirit’s transformation, recognizing all the significant progress our team has made in recent months,” said Dave Davis, Spirit’s President and Chief Executive Officer. “We continue to provide high-value travel options, which benefit American consumers whether they fly with us or not, and look forward to welcoming our Guests aboard throughout this holiday season and into the future.”

Last week, Spirit announced that its Pilot and Flight Attendant groups had ratified new agreements to support the Company’s future. In the past 60 days, Spirit also has dramatically repositioned its fleet and improved its cost structure. The airline continues to develop its product offerings, which range from economical to premium, but in all cases are designed to offer compelling value, while never deviating from delivering a top-tier operation.

“I want to thank our Pilots, Flight Attendants and the entire Spirit team for taking such great care of our Guests and continuing to deliver a world-class operation we all take pride in,” Davis said.

Additional Information
The Company maintains a dedicated website about its restructuring process at www.spiritrestructuring.com. Additional information about the Company's Chapter 11 case, including access to Court filings and other documents related to the restructuring process, is available at https://dm.epiq11.com/SpiritAirlines or by calling Spirit's restructuring information line at (855) 952-6606 (U.S. toll free) or +1 (971) 715-2831 (international).

About Spirit Airlines
Spirit Airlines is committed to safely delivering the best value in the sky by offering an enhanced travel experience with flexible, affordable options. Spirit serves destinations throughout the United States, Latin America and the Caribbean with its all-Airbus fleet, connecting travelers with the people and places that matter most. Discover elevated travel options with exceptional value at spirit.com.